Exhibit 99.1

KBS SOR (BVI) HOLDINGS, LTD.
Pro Forma Consolidated Financial Statements
December 31, 2015 (Audited)

KBS SOR (BVI) HOLDINGS, LTD.

INDEX TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2015
U.S. DOLLARS IN THOUSANDS

- - - - - - - - - - - - - - - - - - -

KBS SOR (BVI) HOLDINGS LTD.

PRO FORMA CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

U.S. dollars in thousands

		December 31,
	Note	2015	2014
ASSETS
CURRENT ASSETS
Cash and cash equivalents		$21,072	$17,276
Rents and other receivables, net		1,671	1,519
Prepaid expenses and other assets		3,351	1,011
Restricted cash		5,807	2,242

		31,901	22,048

NON-CURRENT ASSETS
Investment properties	3	1,291,096	1,251,670
Investment in joint venture	8	136,251	96,068
Real estate loan receivable, net	4	27,850	27,422
Available for sale financial asset		5,305	5,305

		1,460,502	1,380,465

Total assets		$1,492,403	$1,402,513
LIABILITIES
CURRENT LIABILITIES
Notes and bond payable, net	5	$13,649	$2,005
Accounts payable and accrued liabilities		16,695	18,196
Due to Parent Company	7	1,137	-
Other liabilities		8,931	4,205

		40,412	24,406

LONG-TERM LIABILITIES
Notes and bond payable, net	5	533,674	522,057
Rental security deposits		5,260	4,987
		538,934	527,044

Total liabilities		579,346	551,450

EQUITY
Owner's net equity		808,435	740,885
Non-controlling interests		104,622	110,178

Total equity		913,057	851,063

Total liabilities and equity		$1,492,403	$1,402,513

See accompanying notes to pro forma consolidated financial statements.

March 28, 2016
Date of approval of	Waldvogel, Jeffrey	McMillan, Peter III	Hall, Keith David
financial statements	Chief Financial Officer	Chairman of Board of Directors	Chief Executive Officer

KBS SOR (BVI) HOLDINGS LTD.

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

U.S. dollars in thousands

		Year ended December 31,
	Note	2015	2014	2013

Revenues and other income:

Rental income		$87,897	$82,345	$47,650
Tenant reimbursements		18,313	16,273	10,021
Interest income from real estate loans receivable		1,968	3,366	10,276
Other operating income		3,304	2,833	1,983

Total revenues and other income		111,482	104,817	69,930

Expenses:
Operating, maintenance, and management fees	11	(37,512)	(35,964)	(23,762)
Real estate taxes and insurance		(14,565)	(14,194)	(9,457)

Total expenses		(52,077)	(50,158)	(33,219)

Gross profit		59,405	54,659	36,711

Fair value adjustment of investment properties, net	6	37,304	7,576	171,000
Equity in income (loss) of unconsolidated joint venture	8	37,424	28,228	(146)
Asset management fees to affiliate	7	(8,348)	(7,648)	(4,174)
Gain on foreclosure of real estate loan receivable		-	-	7,473
General and administrative expenses		(568)	(450)	(415)

Operating profit		125,217	82,365	210,449

Finance income		17	18	186
Finance expenses		(14,986)	(15,598)	(4,292)

Net income		110,248	66,785	206,343

Net income attributable to owner		$109,805	$67,117	$151,982
Net income (loss) attributable to non-controlling interests		$443	$(332)	$54,361
Net income		$110,248	$66,785	$206,343

See accompanying notes to pro forma consolidated financial statements.

KBS SOR (BVI) HOLDINGS LTD.

PRO FORMA CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

U.S. dollars in thousands

	Year ended December 31,
	2015	2014	2013

Net income	$110,248	$66,785	$206,343

Other comprehensive income:

Unrealized gain on real estate securities	-	9	4

Total other comprehensive income	-	9	4

Total comprehensive income	$110,248	$66,794	$206,347

Total comprehensive income attributable to owner	$109,805	$67,126	$151,986

Total comprehensive income (loss) attributable to non-controlling interests	$443	$(332)	$54,361

Total comprehensive income	$110,248	$66,794	$206,347

See accompanying notes to pro forma consolidated financial statements.

KBS SOR (BVI) HOLDINGS LTD.

PRO FORMA CONSOLIDATED STATEMENTS OF EQUITY

U.S. dollars in thousands

	Owner contributions (distributions)	Retained earnings	Accumulated other comprehensive income (loss)	Owner's net equity	Non-controlling interests	Total equity

Balance at January 1, 2013	$369,011	$60,264	$(13)	$429,262	$54,744	$484,006
Net income	—	151,982	—	151,982	54,361	206,343
Other comprehensive income	—	—	4	4	—	4
Total comprehensive income	—	151,982	4	151,986	54,361	206,347
Distributions to Owner	(309,895)	—	—	(309,895)	—	(309,895)
Contributions from Owner	395,602	—	—	395,602	—	395,602
Non-controlling interests contributions	—	—	—	—	1,213	1,213
Distributions to non-controlling interests	—	—	—	—	(2,237)	(2,237)

Balance at December 31, 2013	454,718	212,246	(9)	666,955	108,081	775,036

Net income (loss)	—	67,117	—	67,117	(332)	66,785
Other comprehensive income	—	—	9	9	—	9
Total comprehensive income (loss)	—	67,117	9	67,126	(332)	66,794
Distributions to Owner	(165,520)	—	—	(165,520)	0	(165,520)
Contributions from Owner	172,324	—	—	172,324	0	172,324
Non-controlling interests contributions	—	—	—	—	2,586	2,586
Distributions to non-controlling interests	—	—	—	—	(157)	(157)

Balance at December 31, 2014	461,522	279,363	—	740,885	110,178	851,063

Net income	—	109,805	—	109,805	443	110,248
Total comprehensive income	—	109,805	—	109,805	443	110,248
Distributions to Owner	(104,300)	—	—	(104,300)	—	(104,300)
Contributions from Owner	62,045	—	—	62,045	—	62,045
Non-controlling interests contributions	—	—	—	—	1,343	1,343
Distributions to non-controlling interests	—	—	—	—	(7,342)	(7,342)

Balance at December 31, 2015	$419,267	$389,168	$—	$808,435	$104,622	$913,057

See accompanying notes to pro forma consolidated financial statements.

KBS SOR (BVI) HOLDINGS LTD.

PRO FORMA CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Years Ended December 31,
	2015	2014	2013
Cash Flows from Operating Activities:
Net income	$110,248	$66,785	$206,343
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in (income) loss of unconsolidated joint venture	(37,424)	(28,228)	146
Fair value adjustment on investment properties, net	(37,304)	(7,576)	(171,000)
Gain on foreclosure of real estate loan receivable, net	-	-	(7,473)
Deferred rent	(4,499)	(8,392)	(4,694)
Bad debt expense	331	176	197
Financing expense, net	14,986	15,598	4,292
Financing income, net	(17)	(18)	(186)
Interest income from note receivable, net	(1,968)	(3,366)	(10,276)
Changes in assets and liabilities:
Restricted cash	1,201	(835)	1,112
Rents and other receivables	(747)	(869)	(496)
Prepaid expenses and other assets	(2,092)	(252)	(122)
Accounts payable and accrued liabilities	503	(294)	5,719
Rental security deposits	273	1,501	2,109
Other liabilities	703	1,375	858
Lease incentive additions	(642)	(930)	(812)

Net cash provided by operating activities	43,552	34,675	25,717

Cash Flows from Investing Activities:
Acquisitions of investment properties	-	(191,924)	(295,195)
Improvements to investment properties	(39,167)	(44,297)	(29,313)
Proceeds from sales of investment properties, net	44,684	1,393	30,659
Escrow deposits for future real estate purchases	-	-	(13,000)
Investments in real estate loans receivable	-	(5,850)	(21,568)
Payoff of real estate loan receivable	-	-	35,750
Proceeds from early payoff of real estate loan receivable	-	-	-
Principal repayments on real estate securities	-	333	4,452
Proceeds from insurance claims	294	-	-
Investment in unconsolidated joint venture	(2,759)	(58,986)	(9,000)
Distribution of capital from available for sale asset	-	2,179	398
Finance income received	1,821	2,725	10,651
Extension fee received on real estate loan receivable	-	935	-
Funding of restricted cash for development obligations	(4,643)	-	-

Net cash from (used in) investing activities	230	(293,492)	(286,166)

Cash Flows from Financing Activities:
Proceeds from notes payable	61,189	307,254	251,065
Principal payments on notes payable	(40,631)	(59,203)	(36,084
Payments of deferred financing costs	(25)	(4,117)	(4,988)
Interest paid	(12,265)	(12,258)	(2,781)
Non-controlling interests contributions	1,343	2,586	1,213
Distributions to non-controlling interests	(7,342)	(157)	(2,237)
Distributions to Owner	(104,300)	(165,520)	(309,895)
Contributions from Owner	62,045	172,324	395,602

Net cash provided by (used in) financing activities	(39,986)	240,909	291,895

Net increase (decrease) in cash and cash equivalents	3,796	(17,908)	31,446
Cash and cash equivalents, beginning of period	17,276	35,184	3,738
Cash and cash equivalents, end of period	$21,072	$17,276	$35,184

Supplemental Disclosure of Noncash Investing and Financing Activities:
Mortgage debt assumed in connection with real estate acquisition (at fair value)	$—	$24,793	$—
Application of escrow deposits to acquisition of real estate	$—	$13,000	$—
Investment property acquired through foreclosure	$—	$—	$50,760
Assets assumed in connection with foreclosure of real estate	$—	$—	$2,339
Liabilities assumed in connection with foreclosure of real estate	$—	$—	$9,671
Increase in accrued improvements to real estate	$—	$3,095	$2,583
Increase in deferred financing fees due to affiliate	$1,137	$—	$—
Increase in lease commission payable	$135	$—	$—
Increase in development obligation	$4,643	$—	$—
Decrease in restricted cash in connection with development obligations	$(515)	$—	$—

See accompanying notes to pro forma consolidated financial statements.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 1:	ORGANIZATION

Definitions in these financial statements:

The Company	-	KBS SOR (BVI) Holdings, Ltd.

The Group	-	The Company and its Subsidiaries

Subsidiaries	-	Companies that are controlled by the Company (as defined in IFRS 10) and whose accounts are consolidated with those of the Company.

Joint ventures	-	Companies in which the Company has joint control are accounted for in the consolidated financial statements of the Company using the equity method.

Investees	-	Subsidiaries and Joint ventures.

Related parties	-	As defined in IAS 24.

Interested parties and controlling shareholder	-	As defined in the Israeli Securities Regulations (Annual Financial Statements), 2010.

Dollar	-	United States dollar or USD.

KBS SOR (BVI) Holdings, Ltd. (the "Company") was incorporated on December 18, 2015 as a private company limited by shares according to the British Virgin Islands (“BVI”) Business Companies Act, 2004. The Company is authorized to issue a maximum of 50,000 common shares with no par value. Upon incorporation the Company issued one certificate containing 10,000 common shares with no par value.

The Company and its subsidiaries (the "Group") operate in the investment real estate segment in the United States, which includes mainly investment in office and residential real estate and undeveloped lands. In addition, the Company invests in real estate-related loans.

The Company is a wholly-owned subsidiary of KBS Strategic Opportunity Limited Partnership (the "Operating Partnership", the "Owner" or "Controlling Shareholder"), a Delaware limited partnership formed on December 10, 2008. KBS Strategic Opportunity REIT, Inc. ("KBS REIT" or "Parent Company"), a Maryland corporation incorporated on October 8, 2008, is the sole general partner of, and owns a 0.1% partnership interest in, the Operating Partnership. KBS Strategic Opportunity Holdings LLC ("REIT Holdings"), a Delaware limited liability company formed on December 9, 2008, owns the remaining 99.9% interest in the Operating Partnership and is its sole limited partner. KBS REIT is the sole member and manager of REIT Holdings. The Company is a wholly-owned subsidiary of KBS REIT.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 1:	ORGANIZATION (Cont.)

Acquisition of investments from the Operating Partnership (controlling shareholder) and presentation of pro forma consolidated financial statements:

Concurrent with the placement of bonds of the Company and the admission of the Company's bonds to trading on the Tel-Aviv Stock Exchange (see note 12), on March 8, 2016 the Company (through a subsidiary) acquired real estate projects (assets and liabilities) from the transferring entities (the transferring entities) that are controlled by the Controlling Shareholder before and after the above transfer (the Acquisition). In consideration for the Acquisition, the Company issued 10,000 common shares with no par value to the Operating Partnership.

As of December 31, 2015, the Operating Partnership owned 10 office properties, one office campus consisting of nine office buildings, one office portfolio consisting of four office buildings and 25 acres of undeveloped land, one office portfolio consisting of three office properties, one retail property, two apartment properties, two investments in undeveloped land encompassing an aggregate of 1,670 acres, one first mortgage loan and two investments in unconsolidated joint ventures.

Since the Company acquired these operations from the transferring entities, which are controlled by the same controlling shareholder of the Company before and after the Acquisition, the Acquisition is not a business combination within the scope of IFRS 3. The Company is accounting for the Acquisition in a manner similar to a pooling of interests. Accordingly, the Company has prepared pro forma consolidated financial statements specifically for the purpose of an Initial Public Offering (IPO) of the Company's bonds on the Tel-Aviv Stock Exchange to reflect the Acquisition as if it had occurred at the beginning of the earliest period presented (January 1, 2013). Thus, the pro-forma consolidated financial statements comprise the pro-forma statements of financial position and results of operations of the Company and of the operations acquired from the transferring entities. For certain projects that were acquired by the transferring entities subsequent to January 1, 2013, the pro-forma consolidated financial statements reflect the net assets (liabilities) of these projects and the activities from the dates those projects were acquired by the transferring entities.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 2:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Basis of Presentation:

The pro forma consolidated financial statements are prepared in accordance with International Financial Reporting Standards (IFRS). Furthermore, the pro forma consolidated financial statements have been prepared in conformity with the provisions of the Israeli Securities Regulations (Annual Financial Statements), 2010.

The basis of preparation and accounting policies used in preparing the pro forma consolidated financial statements for the reporting periods are set out below. These accounting policies have been consistently applied to the periods presented, unless otherwise stated.

The pro forma consolidated financial statements have been prepared on a cost basis, except for investment properties and available for sale financial assets, which are presented at fair value and investment in joint venture which is presented using the equity method. The pro forma consolidated financial statements are presented in USD and all values are rounded to the nearest thousands, except when otherwise indicated.

b.	Use of Estimates:

The preparation of the pro forma financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the amounts reported in the pro forma financial statements and accompanying notes. Actual results could materially differ from those estimates.

The operating cycle of the company is one year.

c.	Pro forma consolidated financial statements:

The pro forma consolidated financial statements comprise the financial statements of companies that are controlled by the Company (subsidiaries). Control is achieved when the Company is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. The consolidation of the financial statements commences on the date on which control is obtained and ends when such control ceases.

The financial statements of the Company and of the subsidiaries are prepared as of the same dates and periods. Significant intragroup balances and transactions and gains or losses resulting from intragroup transactions are eliminated in full in the pro forma consolidated financial statements.

Non-controlling interests in subsidiaries represent the equity in subsidiaries not attributable, directly or indirectly, to a parent. Profit or loss and components of other comprehensive income are attributed to the Company and to non-controlling interests.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 2:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

In respect of profit sharing contractual arrangements that establish different rates than the ownership interests in those companies that also consist of distribution waterfalls, the Company adopts the hypothetical liquidation at book value approach, i.e. the share of the Company and the non-controlling interest holders in the subsidiary's earnings is calculated assuming that the subsidiary had recognized or distributed the assets based on their book value, taking into consideration other distributions and investments made.

d.	Business combinations and asset acquisitions:

Business combinations are accounted for by applying the acquisition method. The cost of the acquisition is measured at the fair value of the consideration transferred on the acquisition date with the addition of non-controlling interests in the acquiree.
Goodwill, if any, is initially measured at cost which represents the excess of the acquisition consideration and the amount of non-controlling interests over the net identifiable assets acquired and liabilities assumed. Transaction costs incurred in respect of business combination are recorded directly in profit or loss.
Consideration paid in transactions which are accounted for as an asset acquisition rather than business combination is allocated to assets acquired and liabilities assumed based on relative fair value approach. Acquisition fees and expenses are capitalized into the cost basis of an asset acquisition. Additionally, during the time in which the Company is incurring costs necessary to bring these investments to their intended use, certain costs such as legal fees, real estate taxes and insurance and financing costs are also capitalized.

e.	Functional currency, presentation currency and foreign currency:

1.	Functional currency and presentation currency:

The functional and presentation currency of the financial statements is the U.S. Dollar.
The Company determines the functional currency of each Group entity, including companies accounted for at equity method.

2.	Transactions, assets and liabilities in foreign currency:

Transactions denominated in foreign currency are recorded upon initial recognition at the exchange rate at the date of the transaction. After initial recognition, monetary assets and liabilities denominated in foreign currency are remeasured at each reporting date into the functional currency at the exchange rate at that date. Exchange rate differences, other than those capitalized to qualifying assets or accounted for as hedging transactions in equity, are recognized in profit or loss.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 2:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

f.	Revenue Recognition:

Real Estate:

The Company recognizes minimum rent, including rental abatements, lease incentives and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related leases when collectibility is reasonably assured and records amounts expected to be received in later years as deferred rent receivable. If the lease provides for tenant improvements, the Company determines whether the tenant improvements, for accounting purposes, are owned by the tenant or the Company. When the Company is the owner of the tenant improvements, the tenant is not considered to have taken physical possession or have control of the physical use of the leased asset until the tenant improvements are substantially completed. When the tenant is the owner of the tenant improvements, any tenant improvement allowance (including amounts that can be taken in the form of cash or a credit against the tenant's rent) that is funded is treated as a lease incentive and amortized as a reduction of revenue over the lease term. Tenant improvement ownership is determined based on various factors including, but not limited to:

•	whether the lease stipulates how a tenant improvement allowance may be spent;

•	whether the amount of a tenant improvement allowance is in excess of market rates;

•	whether the tenant or landlord retains legal title to the improvements at the end of the lease term;

•	whether the tenant improvements are unique to the tenant or general-purpose in nature; and

•	whether the tenant improvements are expected to have any residual value at the end of the lease.

The Company records property operating expense reimbursements due from tenants for common area maintenance, real estate taxes, and other recoverable costs in the period the related expenses are incurred.

The Company makes estimates of the collectibility of its tenant receivables related to base rents, including deferred rent, expense reimbursements and other revenue or income. Management specifically analyzes accounts receivable, deferred rents receivable, historical bad debts, customer creditworthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. In addition, with respect to tenants in bankruptcy, management makes estimates of the expected recovery of pre-petition and post-petition claims in assessing the estimated collectibility of the related receivable. In some cases, the ultimate resolution of these claims can exceed one year. When a tenant is in bankruptcy, the Company will record a bad debt reserve for the tenant's receivable balance and generally will not recognize subsequent rental revenue until cash is received or until the tenant is no longer in bankruptcy and has the ability to make rental payments.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 2:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Real Estate Loans Receivable:

Interest income on the Company's real estate loans receivable is recognized on an accrual basis over the life of the investment using the effective interest method. Direct loan origination or acquisition fees and costs, as well as acquisition premiums or discounts, are amortized over the term of the loan as an adjustment to interest income. The Company places loans on nonaccrual status when any portion of principal or interest is 90 days past due, or earlier when concern exists as to the ultimate collection of principal or interest. When a loan is placed on non-accrual status, the Company reserves for any unpaid accrued interest and generally does not recognize subsequent interest income until cash is received, or the loan returns to accrual status. The Company will resume the accrual of interest if it determines the collection of interest, according to the contractual terms of the loan, is probable.

The Company generally recognizes income on impaired loans on either a cash basis, where interest income is only recorded when received in cash, or on a cost-recovery basis, where all cash receipts are applied against the carrying value of the loan. The Company considers the collectibility of the loan's principal balance in determining whether to recognize income on impaired loans on a cash basis or a cost-recovery basis.

Real Estate Securities:

The Company recognizes interest income on real estate securities that are beneficial interests in securitized financial assets and are rated "AA" and above on an accrual basis according to the contractual terms of the securities. Discounts or premiums are amortized to interest income over the life of the investment using the effective interest method.

Cash and Cash Equivalents:

The Company recognizes interest income on its cash and cash equivalents as it is earned and records such amounts as other interest income.

Investment properties:

An investment property is property (land or a building or both) held by the owner (lessor under an operating lease) or by the lessee under a finance lease to earn rentals or for capital appreciation or both rather than for use in the production or supply of goods or services, for administrative purposes or for sale in the ordinary course of business.

Investment property is derecognized on disposal or when the investment property ceases to be used and no future economic benefits are expected from its disposal.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 2:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Investment property is measured initially at cost, including costs directly attributable to the acquisition. After initial recognition, investment property is measured at fair value which reflects market conditions at the reporting date. Gains or losses arising from changes in the fair value of investment property are included in profit or loss when they arise. Investment property is not systematically amortized.

In determining the fair value of investment property, the Group relies periodically on valuations performed by external independent valuation specialists who are experts in real estate valuations and who have the necessary knowledge and experience.

Insurance proceeds for Property Damages:

The Company maintains an insurance policy that provides coverage for property damages and business interruption.  Losses due to physical damages are recognized during the accounting period in which they occur, while the amount of monetary assets to be received from the insurance policy is recognized when receipt of insurance recoveries become receivable.

g.	Real Estate Loans Receivable and Loan Loss Reserves:

The Company's real estate loans receivable are recorded at amortized cost, net of loan loss reserves (if any), and evaluated for impairment at each balance sheet date. The amortized cost of a real estate loan receivable is the outstanding unpaid principal balance, net of unamortized acquisition premiums or discounts and unamortized costs and fees directly associated with the origination or acquisition of the loan. The amount of impairment, if any, will be measured by comparing the amortized cost of the loan to the present value of the expected cash flows discounted at the loan's effective interest rate. The Company considers a loan to be impaired when, based upon current information and events, it believes that it is probable that the Company will be unable to collect all amounts due under the contractual terms of the loan agreement. The Company also considers a loan to be impaired if it grants the borrower a concession through a modification of the loan terms or if it expects to receive assets (including equity interests in the borrower) with fair values that are less than the carrying value of the loan in satisfaction of the loan.

h.	Investments in Joint Venture:

Equity Method:

The Company accounts for investments in joint venture entity in which the Company has joint control using the equity method of accounting. Under the equity method, the investment is initially recorded at cost and subsequently adjusted to reflect additional contributions or distributions and the Company's proportionate share of equity in the joint venture's income (loss). The Company recognizes its proportionate share of the ongoing income or loss of the joint venture as equity in income (loss) of joint venture on the pro forma statements of operations.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 2:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

In respect of profit sharing contractual arrangement that establish different rates than the ownership interests in those that also consist of distribution waterfalls, the Company adopts the hypothetical liquidation at book value approach, i.e. the share of the in the joint venture earnings is calculated assuming that the joint venture had recognized or distributed the assets based on their book value, taking into consideration other distributions and investments made.

After application of the equity method, the Company determines whether it is necessary to recognize any additional impairment loss with respect to the investment in joint venture. The Company determines at the reporting date whether there is objective evidence that the carrying amount of the investment in the joint venture is impaired. The test of impairment is carried out with reference to the entire investment.

i.	Cash and Cash Equivalents:

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. Cash and cash equivalents are stated at cost, which approximates fair value.

j.	Fair Value Measurements:

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

All assets and liabilities measured at fair value or for which fair value is disclosed are categorized into levels within the fair value hierarchy based on the lowest level input that is significant to the entire fair value measurement:

Level 1	-	quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2	-	inputs other than quoted prices included within Level 1 that are observable either directly or indirectly.

Level 3	-	inputs that are not based on observable market data (valuation techniques which use inputs that are not based on observable market data).

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 2:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

k.	Leases:

The criteria for classifying leases as finance or operating leases depend on the substance of the agreements and are made at the inception of the lease in accordance with the following principles as set out in IAS 17.

The Group as lessor:

l.	Operating leases:

Lease agreements where the Group does not transfer substantially all the risks and benefits incidental to ownership of the leased asset are classified as operating leases. Rental revenue is recognized in profit or loss on a straight-line basis over the lease term. Contingent rent is recognized as income in statement of profit or loss when the Company is entitled to receive such income. Reimbursements from tenants for certain operating expenses are recorded as recoveries revenue in the statement of comprehensive income in the period in which the recoverable expenses are incurred.

m.	Provisions:

A provision in accordance with IAS 37 is recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

n.	Available-for-sale financial assets:

Available-for-sale financial assets are (non-derivative) financial assets that are designated as available for sale or are not classified in any of the three preceding categories. Available-for-sale financial assets are initially recognized at fair value plus directly attributable transaction costs. After initial recognition, available-for-sale financial assets are measured at fair value. Gains or losses from fair value adjustments, except for interest, exchange rate differences that relate to debt instruments and dividends from an equity instrument, are recognized in other comprehensive income. When the investment is disposed of or in case of impairment, the other comprehensive income (loss) is transferred to profit or loss.

o.	Income Taxes:

According to the relevant tax laws in the BVI and in the U.S.A, the companies in the Group are considered "pass through" entities. Accordingly, no provision has been made for federal and state income taxes or other income tax benefits in the accompanying financial statements as taxable income and losses are reported in the tax return of the shareholders.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 2:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

p.	Recently Issued Accounting Standards Updates:

1.	IFRS 15, "Revenue from Contracts with Customers":

In May 2014, the IASB issued IFRS 15 ("IFRS 15").

IFRS 15 replaces IAS 18, "Revenue", IAS 11, "Construction Contracts", IFRIC 13, "Customer Loyalty Programs", IFRIC 15, "Agreements for the Construction of Real Estate", IFRIC 18, "Transfers of Assets from Customers" and SIC-31, "Revenue - Barter Transactions Involving Advertising Services".

The IFRS 15 introduces a five-step model that will apply to revenue earned from contracts with customers.

IFRS 15 is to be applied for annual periods beginning on January 1, 2018. Early adoption is permitted.

The Company believes that IFRS 15 is not expected to have a material impact on the financial statements.

2.	IFRS 9, "Financial Instruments":

In July 2014, the IASB issued the final and complete version of IFRS 9, "Financial Instruments" ("IFRS 9"), which replaces IAS 39, "Financial Instruments: Recognition and Measurement". IFRS 9 mainly focuses on the classification and measurement of financial assets and it applies to all assets in the scope of IAS 39.

According to IFRS 9, all financial assets are measured at fair value upon initial recognition. In subsequent periods, debt instruments are measured at amortized cost only if certain conditions are met. Subsequent measurement of all other debt instruments and financial assets should be at fair value.

Financial assets that are equity instruments should be measured in subsequent periods at fair value and the changes recognized in profit or loss or in other comprehensive income (loss), in accordance with the election by the Company on an instrument-by-instrument basis. If equity instruments are held for trading, they should be measured at fair value through profit or loss.

According to IFRS 9, the provisions of IAS 39 will continue to apply to derecognition and to financial liabilities for which the fair value option has not been elected. IFRS 9 also prescribes new hedge accounting requirements.

IFRS 9 is to be applied for annual periods beginning on January 1, 2018. Early adoption is permitted.

The Company believes that IFRS 9 is not expected to have a material impact on the financial statements.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 2:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

3.	Amendments to IAS 7, "Statement of Cash Flows", regarding additional disclosures of financial liabilities:

In January 2016, the IASB issued amendments to IAS 7, "Statement of Cash Flows", ("the amendments") which require providing additional disclosures of financial liabilities. The amendments require presenting the movement between the opening balance and the closing balance of financial liabilities, including changes arising from cash flows from financing activities, changes arising from obtaining or losing control in investees, the effect of changes in foreign exchange rates and changes in fair value.

The amendments are effective for annual periods beginning on or after January 1, 2017. No disclosure is required for comparative figures in previous periods before the effective date of the amendments. Earlier application is permitted.

The Company will include the necessary disclosures in the financial statements when applicable.

4.	IFRS 16, "Leases":

In January 2016, the IASB issued IFRS 16, "Leases", ("the new Standard"). According to the new Standard, a lease is a contract, or part of a contract, that conveys the right to use an asset (the underlying asset) for a period of time in exchange for consideration.

According to the new Standard:

•
In respect of all leases, lessees are required to recognize an asset against a liability in the statement of financial position (except in certain cases) similarly to the accounting treatment of finance leases according to the existing IAS 17, "Leases".

•
Lessees are required to initially recognize a lease liability for the obligation to make lease payments and a right-of-use asset for the right to use the underlying asset for the lease term. Interest expenses and depreciation expenses will be recognized separately.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 2:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

•
The new Standard prescribes two exceptions according to which lessees are permitted to make an election, on a lease-by-lease basis, to apply a method similar to current operating lease accounting to leases for which the underlying asset is of low value or leases with a lease term of 12 months or less.

•	Lessors' accounting treatment remains substantially unchanged, namely classification of the lease as finance lease or operating lease.

The new Standard is effective for annual periods beginning on or after January 1, 2019. Earlier application is permitted provided that IFRS 15, "Revenue from Contracts with Customers", is simultaneously applied.

The Company is studying the possible effect of the new Standard.. Nevertheless, at this stage, the Company is unable to quantify the impact on the financial statements.

NOTE 3:	INVESTMENT PROPERTIES

As of December 31, 2015, the Company owned 10 office properties, one office campus consisting of nine office buildings, one office portfolio consisting of four office buildings and 25 acres of undeveloped land, one office portfolio consisting of three office properties and one retail property encompassing, in the aggregate, approximately 4.4 million rentable square feet. As of December 31, 2015, these properties were 84% occupied. In addition, the Company owned two apartment properties containing 383 units and encompassing approximately 0.3 million rentable square feet, which were 92% occupied. The Company also owned two investments in undeveloped land encompassing an aggregate of 1,670 acres.

The following table provides summary information regarding the Company's investment properties as of December 31, 2015 and 2014 (in thousands):

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 3:	INVESTMENT PROPERTIES (Cont.)

	Date Acquired or				Fair Value as of December 31,		Ownership
Property	Foreclosed on	City	State	Property Type	2015	2014	%

Academy Point Atrium I	11/03/2010	Colorado Springs	CO	Office	$—	$3,400	100.0%
Northridge Center I & II	03/25/2011	Atlanta	GA	Office	18,097	15,400	100.0%
Iron Point Business Park	06/21/2011	Folsom	CA	Office	36,798	32,000	100.0%
1635 N. Cahuenga Building	08/03/2011	Los Angeles	CA	Office	—	15,100	70.0%
Richardson Office Portfolio	11/23/2011	Richardson	TX	Office	75,372	73,900	90.0%
Undeveloped Land (1)	11/23/2011	Richardson	TX	Undeveloped Land	9,920	21,600	90.0%
Total Richardson Portfolio					85,292	95,500
Park Highlands (2)	12/30/2011	North Las Vegas	NV	Undeveloped Land	137,693	134,930	50.1%
Bellevue Technology Center	07/31/2012	Bellevue	WA	Office	110,096	100,580	100.0%
Powers Ferry Landing East	09/24/2012	Atlanta	GA	Office	18,803	15,100	100.0%
1800 West Loop	12/04/2012	Houston	TX	Office	85,624	82,800	100.0%
West Loop I & II	12/07/2012	Houston	TX	Office	53,584	52,400	100.0%
Burbank Collection	12/12/2012	Burbank	CA	Retail	28,084	24,600	90.0%
Austin Suburban Portfolio	03/28/2013	Austin	TX	Office	97,999	94,300	100.0%
Westmoor Center	06/12/2013	Westminster	CO	Office	98,455	95,100	100.0%
Central Building	07/10/2013	Seattle	WA	Office	48,147	41,100	100.0%
50 Congress Street	07/11/2013	Boston	MA	Office	70,249	62,400	100.0%
1180 Raymond	08/20/2013	Newark	NJ	Apartment	61,455	56,400	100.0%
Park Highlands II (2)	12/10/2013	North Las Vegas	NV	Undeveloped Land	32,128	31,860	99.5%
Maitland Promenade II	12/18/2013	Orlando	FL	Office	37,161	37,600	100.0%
Plaza Buildings	01/14/2014	Bellevue	WA	Office	220,495	205,840	100.0%
424 Bedford	01/31/2014	Brooklyn	NY	Apartment	45,902	44,100	90.0%
Richardson Land II (1)	09/04/2014	Richardson	TX	Undeveloped Land	5,034	11,160	90.0%

					$1,291,096	$1,251,670

(1)	See below for land sales related to Richardson undeveloped land and Richardson Land II.

(2)	See below for condemnation agreements for Park Highlands and Park Highlands II.

Disposition of Richardson Portfolio Undeveloped Land:

On August 27, 2015, the Company sold an aggregate of 14.3 acres of undeveloped land in the Richardson Portfolio for $6.2 million less credits and closing costs. In connection with the sale, the Company conveyed 11.7 acres of the undeveloped land in the Richardson Portfolio and Richardson Land II and contributed $4.6 million for the funding of certain infrastructure development costs to a non-profit owners association.

On November 2, 2015, the Company sold an aggregate of 11.6 acres of undeveloped land in the Richardson Portfolio and Richardson Land II for $ 14.3 million less credits and closing costs.

Condemnation Agreements:
During the year ended December 31, 2015, the Company received $5.9 million in proceeds from condemnation agreements.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 3:	INVESTMENT PROPERTIES (Cont.)

The following are the movements in the investment properties:

	2015	2014

Balance as of January 1	$1,251,670	$959,385

Acquisitions	-	229,690
Improvements	30,122	40,644
Lease incentives, net	6,062	9,032
Lease commission costs	5,979	6,736
Disposals	(40,041)	(1,393)
Fair value adjustments, net	37,304	7,576

Balance as of December 31	$1,291,096	$1,251,670

Operating Leases:

Certain of the Company's real estate properties are leased to tenants under operating leases for which the terms and expirations vary. As of December 31, 2015, the leases, excluding options to extend and apartment leases, which have terms that are generally one year or less, had remaining terms of up to 12.3 years with a weighted-average remaining term of 3.8 years. Some of the leases have provisions to extend the lease agreements, options for early termination after paying a specified penalty, rights of first refusal to purchase the property at competitive market rates, and other terms and conditions as negotiated. The Company retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. Generally, upon the execution of a lease, the Company requires a security deposit from tenants in the form of a cash deposit and/or a letter of credit. The amount required as a security deposit varies depending upon the terms of the respective leases and the creditworthiness of the tenant, but generally are not significant amounts. Therefore, exposure to credit risk exists to the extent that a receivable from a tenant exceeds the amount of its security deposit. Security deposits received in cash and assumed in real estate acquisitions or foreclosures related to tenant leases are included in rental security deposits in the accompanying pro forma consolidated balance sheets and totaled $5.3 million and $5.0 million as of December 31, 2015 and 2014, respectively.

During the years ended December 31, 2015, 2014 and 2013, the Company recognized deferred rent from tenants of $ 4.5 million, $ 8.4 million and $ 4.6 million, respectively, net of lease incentive amortization. The Company records property operating expense reimbursements due from tenants for common area maintenance, real estate taxes, and other recoverable costs in the period the related expenses are incurred.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 3:	INVESTMENT PROPERTIES (Cont.)

As of December 31, 2015, the future minimum rental income from the Company's properties, excluding apartment leases, under non-cancelable operating leases was as follows (in thousands):

2016	$76,903
2017	71,825
2018	60,832
2019	48,637
2020	37,094
Thereafter	80,506

$375,797

As of December 31, 2015, the Company's commercial real estate properties were leased to approximately 500 tenants over a diverse range of industries and geographic areas. The Company's highest tenant industry concentrations (greater than 10% of annualized base rent) were as follows:

Industry	Number of Tenants	Annualized Base Rent (1) (in thousands)	Percentage of Annualized Base Rent

Finance	49	$10,952	13.8%
Computer System Design & Programming	42	10,250	12.9%
Insurance Carriers & Related Activities	28	8,704	11.0%

		$29,906	37.7%

(1)
Annualized base rent represents annualized contractual base rental income as of December 31, 2015, adjusted to straight-line any contractual tenant concessions (including free rent), rent increases and rent decreases from the lease's inception through the balance of the lease term.

No other tenant industries accounted for more than 10% of annualized base rent. No material tenant credit issues have been identified at this time.

Geographic Concentration Risk:

As of December 31, 2015, the Company's investment properties in Washington, Texas and Nevada represented 25.4%, 21.9% and 11.4% of the Company's total assets, respectively.  As a result, the geographic concentration of the Company's portfolio makes it particularly susceptible to adverse economic developments in the Washington, Texas and Nevada real estate markets.  Any adverse economic or real estate developments in these markets, such as business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics and other factors, or any decrease in demand for office space resulting from the local business climate, could adversely affect the Company's operating results and its ability to repay the bonds.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 3:	INVESTMENT PROPERTIES (Cont.)

Property Damage:

During the year ended December 31, 2015, 1800 West Loop suffered physical damages due to floods. The Company’s insurance policy provides coverage for property damage and business interruption subject to a deductible of up to $100 per incident. Based on management’s estimates, the Company recognized an estimated aggregate loss due to damages of $2.2 million during the year ended December 31, 2015, which was reduced by $2.1 million of estimated insurance recoveries related to such damages, which the Company determined were probable of collection. The aggregate net loss due to damages of $0.1 million during the year ended December 31, 2015 was classified as operating, maintenance and management expenses on the accompanying pro forma consolidated statements of operations and relates to the Company’s insurance deductible. Through December 31, 2015, the Company received $0.6 million of insurance proceeds related to this incident. As of December 31, 2015, the total estimated insurance proceeds to be collected of $1.5 million were classified as prepaid expenses and other assets on the accompanying pro forma consolidated statements of financial position.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 4:	REAL ESTATE LOAN RECEIVABLE

As of December 31, 2015 and 2014, the Company owned one real estate loan receivable that it had originated. The information for that real estate loan receivable as of December 31, 2015 and 2014 is set forth below (in thousands):

Loan Name Location of Related Property or Collateral	Date Acquired/ Originated	Property Type	Loan Type	Outstanding Principal Balance as of December 31, 2015 (1)	Book Value as of December 31, 2015 2)	Book Value as of December 31, 2014 (2)	Contractual Interest Rate (3)	Annualized Effective Interest Rate (3)	Maturity Date

University House First Mortgage
New York, New York	3/20/2013	Student Housing	Mortgage	$27,850	$27,850	$27,422	16.0%	(4)	(4)

(1)
Outstanding principal balance as of December 31, 2015 represents original principal balance outstanding under the loan, increased for any subsequent fundings, including interest income deferred until maturity.

(2)
Book value of the real estate loan receivable represents outstanding principal balance adjusted for unamortized acquisition discounts, origination fees and direct origination and acquisition costs and additional interest accretion.

(3)
Contractual interest rate is the stated default interest rate on the face of the loan. Annualized effective interest rate is calculated as the actual interest income recognized in 2015, using the effective interest method, annualized (if applicable) and divided by the average amortized cost basis of the investment. The annualized effective interest rate and contractual interest rate presented are as of December 31, 2015.

(4)	See below for a discussion of the maturity default on the University House First Mortgage.

On June 30, 2015, the University House First Mortgage matured without repayment.  The Company fully collected the 11% contractual interest income due under the loan through June 30, 2015. As a result, on July 1, 2015, the Company provided notice to the borrower of default and may commence foreclosure proceedings on, or otherwise take title to, the property securing the University House First Mortgage.  As of July 1, 2015, the Company had determined the University House Mortgage to be impaired and will recognize income on a cash basis. The Company has not recognized any interest income under the cash basis. The Company generally recognizes income on impaired loans on either a cash basis, where interest income is only recorded when received in cash, or on a cost-recovery basis, where all cash receipts are applied against the carrying value of the loan. The Company will resume the accrual of interest if it determines the collection of interest according to the contractual terms of the loan is probable.  The Company considers the collectibility or recoverability of the loan’s principal balance in determining whether to recognize income on impaired loans.  The Company did not record a provision for loan loss reserves during the year ended December 31, 2015 or 2014 as the Company believes the entire principal balance of $27.9 million related to the University House First Mortgage to be fully recoverable.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 4:	REAL ESTATE LOAN RECEIVABLE (Cont.)

The following summarizes the activity related to the real estate loan receivable for the year ended December 31, 2015 (in thousands):

Real estate loan receivable January 1, 2015	$27,422

Accretion of closing costs and origination fees on real estate loan receivable, net	428

Real estate loan receivable - December 31, 2015	$27,850

For the years ended December 31, 2015, 2014 and 2013 interest income from real estate loans receivable consisted of the following (in thousands):

	Year ended December 31,
	2015	2014	2013

Contractual interest income (including deferred interest)	$1,540	$2,752	$8,248
Accretion of closing costs and origination fees, net	428	614	842
Interest accretion	-	-	1,186

Interest income from real estate loans receivable	$1,968	$3,366	$10,276

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 5:	NOTES AND BOND PAYABLE

As of December 31, 2015 and December 31, 2014, the Company's notes and bond payable consisted of the following (dollars in thousands):

	Principal as of December 31,		Contractual Interest Rate as of December 31, 2015 (1)	Effective Interest Rate at December 31, 2015 (1)	Payment Type	Maturity Date (2)
	2015	2014

Richardson Portfolio Mortgage Loan	41,177	38,000	One-Month LIBOR + 2.10%	2.34%	Principal & Interest	05/01/2017
Bellevue Technology Center Mortgage Loan	52,960	49,836	One-Month LIBOR + 2.25%	2.49%	Interest Only (3)	03/01/2017
Portfolio Revolving Loan Facility (4)	47,087	12,447	One-Month LIBOR + 2.25%	2.49%	Interest Only (3)	05/01/2017
Portfolio Mortgage Loan (5)	100,032	93,751	One-Month LIBOR + 2.25%	2.49%	Interest Only (3)	07/01/2017
1635 N. Cahuenga Mortgage Loan (6)	-	4,650	(6)	(6)	(6)	(6)
Burbank Collection Mortgage Loan	9,098	9,043	One-Month LIBOR + 2.35%	2.60%	Interest Only	09/30/2016
50 Congress Mortgage Loan	28,075	26,935	One-Month LIBOR + 1.90%	2.14%	Interest Only (3)	10/01/2017
1180 Raymond Bond Payable	6,795	6,945	6.50%	6.50%	Principal & Interest	09/01/2036
Central Building Mortgage Loan	24,896	24,896	One-Month LIBOR + 1.75%	1.99%	Interest Only	11/13/2018
Maitland Promenade II Mortgage Loan (7)	20,182	20,182	One-Month LIBOR + 2.90%	3.25%	Interest Only (3)	01/01/2017
Westmoor Center Mortgage Loan	56,036	54,880	One-Month LIBOR + 2.25%	2.49%	Interest Only (3)	02/01/2018
Plaza Buildings Senior Loan	111,000	109,707	One-Month LIBOR + 1.90%	2.14%	Interest Only (3)	01/14/2017
Plaza Buildings Mezzanine Loan (8)	-	25,000	(8)	(8)	(8)	(8)
424 Bedford Mortgage Loan	25,358	25,866	3.91%	3.91%	Principal & Interest	10/01/2022
1180 Raymond Mortgage Loan	28,100	28,100	One-Month LIBOR + 2.25%	2.49%	Interest Only	12/01/2017
Total Notes and Bond Payable principal outstanding	550,796	530,238
Net Premium/Discount on Notes and Bond Payable (9)	50	25
Deferred financing cost, net	(3,523)	(6,201)

Total Notes and Bond Payable, net	547,323	524,062

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 5:	NOTES AND BOND PAYABLE (Cont.)

(1)
Contractual interest rate represents the interest rate in effect under the loan as of December 31, 2015. Effective interest rate is calculated as the actual interest rate in effect as of December 31, 2015 (consisting of the contractual interest rate and contractual floor rates), using interest rate indices at December 31, 2015, where applicable.

(2)	Represents the initial maturity date or the maturity date as extended as of December 31, 2015; subject to certain conditions, the maturity dates of certain loans may be extended beyond the date shown.

(3)
Represents the payment type required under the loan as of December 31, 2015. Certain future monthly payments due under this loan also include amortizing principal payments. For more information regarding the Company’s contractual obligations under its notes and bond payable, see five-year maturity table below.

(4)
The Portfolio Revolving Loan Facility is secured by the 1800 West Loop Building and the Iron Point Business Park. The Portfolio Revolving Loan Facility is comprised of $59.5 million of revolving debt and $13.0 million of non-revolving debt available to be used for tenant improvements, leasing commissions and capital improvements, subject to certain terms and conditions contained in the loan documents. As of December 31, 2015, $36.5 million of revolving debt and $10.6 million of non-revolving debt had been disbursed to the Company and the remaining $23.0 million of revolving debt and $2.4 million of non-revolving debt is available for future disbursements, subject to certain conditions contained in the loan documents. Monthly payments are initially interest only. Beginning June 1, 2016, and to the extent that there are amounts outstanding under the non-revolving portion of the loan, monthly payments will include interest and principal amortization payments of up to $80 per month.

(5)	The Portfolio Mortgage Loan is secured by Northridge Center I & II, Powers Ferry Landing East, West Loop I & II and the Austin Suburban Portfolio.

(6)	On March 11, 2015, in connection with the disposition of 1635 N. Cahuenga, the joint venture paid off the outstanding principal balance and all other sums due under this loan.

(7)	Interest on the Maitland Promenade II Mortgage Loan is calculated at a variable annual rate of 290 basis points over one-month LIBOR, but at no point shall the interest rate be less than 3.25%.

(8)	On April 1, 2015, the Company paid off the outstanding principal balance and all other sums due under this loan.

(9)
Represents the unamortized premium/discount on notes and bond payable due to the above- and below-market interest rates when the debt was assumed. The discount/premium is amortized over the remaining life of the notes and bond payable.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 5:	NOTES AND BOND PAYABLE (Cont.)

During the years ended December 31, 2015, 2014 and 2013, the Company incurred $ 15.0 million, $15.6 million and $3.9 million of interest expense, respectively. Included in interest expense for the years ended December 31, 2015, 2014 and 2013, was $ 2.7 million, $ 2.8 million and $ 0.7 million of amortization of deferred financing costs, respectively. Additionally, during the years ended December 31, 2015, 2014, 2013, the Company capitalized $ 1.9 million, $ 2.0 million and $ 1.6 million of interest, respectively, to the Company's investments in undeveloped land. As of December 31, 2015, the Company’s deferred financing costs were $4.7 million, net of amortization, of which $3.5 million is included in notes and bond payable, net and $1.2 million is included in prepaid expenses and other assets on the accompanying pro forma consolidated statements of financial position.  As of December 31, 2014, the Company’s deferred financing costs were $6.2 million, net of amortization, and are included in notes and bond payable, net and on the accompanying pro forma consolidated statements of financial position.

The following is a schedule of maturities, including principal amortization payments, for all notes and bond payable outstanding as of December 31, 2015 and 2014 (in thousands):

	December 31
	2015	2014

First year	$13,649	$2,005
Second year	426,026	19,079
Third year	81,182	402,133
Fourth year	812	80,972
Fifth year	846	7,805
Thereafter	28,281	18,244

	$550,796	$530,238

The following is a schedule of principal amortization payments and interest payments based on undiscounted amounts, for all notes and bond payable outstanding as of December 31, 2015 and 2014 (in thousands):

	December 31
	2015	2014

First year	$27,424	$16,635
Second year	432,688	33,594
Third year	83,142	408,399
Fourth year	2,207	82,928
Fifth year	2,228	9,219
Thereafter	33,557	24,959

	$581,246	$575,734

The Company's notes payable contain financial debt covenants such as minimum net worth, leverage ratio, unencumbered liquid assets, debt service coverage ratio, liquid assets and debt yield. As of December 31, 2015, the Company was in compliance with all of these debt covenants.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 6:	FAIR VALUE DISCLOSURES

The following is a summary of the methods and assumptions used by management in estimating the fair value of each class of financial instruments for which it is practicable to estimate the fair value:

a.	Cash and cash equivalents, rent and other receivables, and accounts payable and accrued liabilities: These balances approximate their fair values due to the short maturities of these items.

b.
Real estate loan receivable: The Company's real estate loan receivable is presented in the accompanying pro forma consolidated statements of financial position at its amortized cost net of allowance for impairment. The fair values of real estate loans receivable are estimated using an internal valuation model that considers the expected cash flows for the loans, underlying collateral values (for collateral dependent loans) and estimated yield requirements of institutional investors for loans with similar characteristics, including remaining loan term, loan-to-value, type of collateral and other credit enhancements. The Company classifies these inputs as Level 3 inputs.

c.
Notes and bond payable: The fair values of the Company's notes and bond payable are estimated using a discounted cash flow analysis based on management's estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio, type of collateral and other credit enhancements. Additionally, when determining the fair value of liabilities in circumstances in which a quoted price in an active market for an identical liability is not available, the Company measures fair value using (i) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets or (ii) another valuation technique that is consistent with the principles of fair value measurement, such as the income approach or the market approach. The Company classifies these inputs as Level 3 inputs.

The following were the face values, carrying amounts and fair values of the Company's financial instruments as of December 31, 2015 and December 31, 2014, which carrying amounts do not approximate the fair values (in thousands):

	December 31, 2015			December 31, 2014
	Face Value	Carrying Amount	Fair Value	Face Value	Carrying Amount	Fair Value

Financial assets:
Real estate loan receivable	$27,850	$27,850	$27,850	$27,850	27,422	27,813

Financial liabilities:
Notes and bond payable	$550,796	$547,323	$554,007	$530,238	$524,062	$534,045

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 6:	FAIR VALUE DISCLOSURES (Cont.)

Disclosure of the fair value of financial instruments is based on pertinent information available to the Company as of the period end and requires a significant amount of judgment. Despite increased capital market and credit market activity, transaction volume for certain financial instruments remains relatively low. This has made the estimation of fair values difficult and, therefore, both the actual results and the Company's estimate of value at a future date could be materially different.

Assets and Liabilities Recorded at Fair Value:

During the year ended December 31, 2015, the Company measured the following assets and liabilities at fair value (in thousands):

		Fair Value Measurements Using
	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)

Recurring Basis:
Investment properties	$1,291,096	-	-	$1,291,096
Available for sale financial asset	5,305	-	-	5,305

During the year ended December 31, 2014, the Company measured the following assets and liabilities at fair value (in thousands):

		Fair Value Measurements Using
	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)

Recurring Basis:
Investment properties	$1,251,670	-	-	$1,251,670
Available for sale financial asset	5,305	-	-	5,305

Nonrecurring Basis (1):
424 Bedford Mortgage Loan	$(24,793)	$ -	$ -	$(24,793)

(1)	Amounts reflect the fair value of the 424 Bedford Mortgage Loan at the time 424 Bedford was acquired.

In connection with the acquisition of 424 Bedford, the Company assumed the 424 Bedford Mortgage Loan from the seller. The Company estimated the fair value of the 424 Bedford Mortgage Loan by performing a discounted cash flow analysis and the discount rate applied to future estimated debt payments was 4.80%.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 6:	FAIR VALUE DISCLOSURES (Cont.)
Investment property is stated at fair value which has been determined based on valuations performed by independent external valuation experts who hold recognized and relevant professional qualifications and which have experience in the location and category of the property being valued. The fair value was determined with reference to recent real estate transactions for similar properties in the same location as the property owned by the Company and based on the expected future cash flows from the property, if applicable. In assessing cash flows, risk is taken into account by using an investment yield that reflects the property's underlying risks supported by the standard yield in the real estate market and by including adjustments for the specific characteristics of the property and the level of future income therefrom. Land held for capital appreciation and certain investment properties under construction (those for which development activities are underway but construction have not commenced) are generally valued based on comparable sales transactions.

The fair value measurement is classified as level 3 in the fair value hierarchy.

d.	The following main inputs have been used:

Significant assumptions (on the basis of weighted averages) used in the valuations are presented below:

	December 31,
	2015	2014
Investment property:

Multi-Family Residential
Terminal capitalization rate	4.9%	5.1%

Commercial
Terminal capitalization rate	6.9%	7.2%

e.	The table below presents the sensitivity of the valuation to changes in the most significant assumptions underlying the valuation of investment properties.

	Increase (Decrease) on the Fair Value due to
	2015		2014
	Decrease of 25 basis	Increase of 25 basis	Decrease of 25 basis	Increase of 25 basis

Commercial
Terminal capitalization rates	$23,300	$(21,800)	$19,900	$(20,600)

Multi-family
Terminal capitalization rates	3,300	(2,900)	2,900	(2,700)

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 6:	FAIR VALUE DISCLOSURES (Cont.)
Available For Sale Financial Asset:

On May 18, 2012, the Company, through an indirect wholly owned subsidiary, entered into a joint venture (the "NIP Joint Venture") with OCM NIP JV Holdings, L.P. and HC KBS NIP JV, LLC ("HC-KBS"). As of December 31, 2015, the NIP Joint Venture owned 21 industrial properties and a master lease with respect to another industrial property encompassing 10.8 million square feet. The Company made an initial capital contribution of $8.0 million which represents less than a 5.0% ownership interest in the NIP Joint Venture as of December 31, 2015. The Company has virtually no influence over the NIP Joint Venture's operations, financial policies or decision making. Accordingly, the Company is accounting for its investment in the NIP Joint Venture as an available for sale financial asset.

Notes and Bond Payable Sensitivity Analysis:

As of December 31, 2014, the Company was exposed to market risks related to fluctuations in interest rates on $ 497.4 million of variable rate debt outstanding. Based on interest rates as of December 31, 2014, if interest rates were 100 basis points higher during the 12 months ending December 31, 2015, interest expense on the Company's variable rate debt would increase by $ 4.9 million. As of December 31, 2014, one-month LIBOR was 0.17125% and if the LIBOR index was reduced to 0% during the 12 months ending December 31, 2015, interest expense on the Company's variable rate debt would decrease by $0.8 million.

As of December 31, 2015, the Company was exposed to market risks related to fluctuations in interest rates on $ 518.6 million of variable rate debt outstanding. Based on interest rates as of December 31, 2015, if interest rates were 100 basis points higher during the 12 months ending December 31, 2016, interest expense on the Company's variable rate debt would increase by $ 5.2 million. As of December 31, 2015, one-month LIBOR was 0.42950% and if the LIBOR index was reduced to 0% during the 12 months ending December 31, 2016, interest expense on the Company's variable rate debt would decrease by $2.2 million.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 7:	RELATED PARTY TRANSACTIONS

The Parent Company has entered into an advisory agreement with the Advisor. Pursuant to the advisory agreement, the Advisor conducts the Parent Company's operations and manages its portfolio of investments, which investments the Parent Company holds indirectly through the Company. The Parent Company is obligated to pay the Advisor specified fees upon the provision of certain services related to the management of the Parent Company's operations and for other services including, but not limited to, the following:

Form of Compensation	Amount
Asset Management Fee
With respect to investments in loans and any investments other than real estate, the Parent Company pays the Advisor a monthly fee calculated, each month, as one-twelfth of 0.75% of the lesser of (i) the amount paid or allocated to acquire or fund the loan or other investment, inclusive of acquisition and origination fees and expenses related thereto and the amount of any debt associated with or used to acquire or fund such investment and (ii) the outstanding principal amount of such loan or other investment, plus the acquisition and origination fees and expenses related to the acquisition or funding of such investment, as of the time of calculation. With respect to investments in real property, the asset management fee is a monthly fee equal to one-twelfth of 0.75% of the sum of the amount paid or allocated to acquire the investment, plus the cost of any subsequent development, construction or improvements to the property, and inclusive of fees and expenses related thereto and the amount of any debt associated with or used to acquire such investment. In the case of investments made through joint ventures, the asset management fee will be determined based on the Parent Company's proportionate share of the underlying investment, inclusive of its proportionate share of any fees and expenses related thereto.

Acquisition and Origination Fees
The Parent Company pays the Advisor an acquisition and origination fee equal to 1% of the cost of investments acquired, or the amount funded by the Parent Company to acquire or originate mortgage, mezzanine, bridge or other loans, including any acquisition and origination expenses related to such investments and any debt attributable to such investments.

Disposition Fee
For substantial assistance in connection with the sale of properties or other investments, the Parent Company pays the Advisor or its affiliates 1.0% of the contract sales price of each property or other investment sold; provided, however, in no event may the disposition fees paid to the Advisor, its affiliates and unaffiliated third parties exceed 6.0% of the contract sales price.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 7:	RELATED PARTY TRANSACTIONS (Cont.)
Summarized below are the related-party costs incurred by the Parent Company.  Concurrent with the placement of the bonds of the Company and the admission of the Company's bonds to trading on the Tel-Aviv Stock Exchange (see note 12), an agreement between the Company and the Parent Company came into effect which constitute a back to back agreement to the advisory agreement.  Therefore, these related-party costs are expected to be borne by the Company in future periods.

	Incurred
	2015	2014	2013

Expensed
Asset management fees	$8,348	$7,648	$4,174
Disposition fees (1)	276	-	322

Capitalized
Real estate acquisition fees	-	2,231	2,784
Acquisition and origination fees on real estate loans receivable	-	-	220
Acquisition fee on investment in joint venture	-	1,573	-
Acquisition fee on undeveloped land	-	67	199
Deferred financing costs (2)	1,137	-	-

	$9,761	$11,519	$7,699

(1)	Disposition fees with respect to real estate sold are included in the fair value adjustment of investment properties, net in the accompanying pro forma consolidated statements of operations.

(2)
The Parent Company incurred deferred financing costs on behalf of the Company related to the IPO of the Company’s bonds (see note 12). The Company will reimburse the Parent Company with the proceeds of the bond offering. The amount of $1,137 is accrued and is included as due to the Parent Company as of December 31, 2015.

NOTE 8:	INVESTMENT IN JOINT VENTURE
On December 23, 2013, the Company, through an indirect wholly owned subsidiary, entered into an agreement with SREF III 110 William JV, LLC (the "110 William JV Partner") to form a joint venture, KBS SOR SREF III 110 William, LLC (the "110 William Joint Venture"). On May 2, 2014, the 110 William Joint Venture acquired an office property containing 928,157 rentable square feet located on approximately 0.8 acres of land in New York, New York. Each of the Company and the 110 William JV Partner holds a 60% and 40% ownership interest in the 110 William Joint Venture, respectively. Since decisions regarding some relevant operations and financial policies with respect to the 110 William Joint Venture require approval from both members, the Company has joint control with its partner and accordingly, has accounted for its investment in the 110 William Joint Venture under the equity method of accounting. Contributions are generally allocated based on the members' respective equity interests. Income, losses, and distributions are allocated according to the terms as described in the joint venture agreement (the "waterfall mechanism").

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 8:	INVESTMENT IN JOINT VENTURE (Cont.)

The Company does not attach the financial statements of KBS SOR SREF III 110 William, LLC, since its reports are insignificant to the Company's financial statements and do not add more information to the contained below:

Summarized information about the statements of financial position and the statements of profit or loss of KBS SOR SREF III 110 William, LLC (100%) (in thousands) (1):

	December 31
	2015	2014

Current assets	$11,124	$11,067
Non-current assets (investment property)	408,525	325,800
Current liabilities	6,005	5,809
Non-current liabilities (*)	160,783	165,500

Equity	252,861	165,558

Equity attributable to equity holders of the Company (Based on the waterfall mechanism)	$136,251	$96,068

(*)
As of December 31, 2015 and 2014, non-current liabilities includes the non-current portion of a first mortgage loan of $ 138,548 and $ 140,665, respectively, bearing interest at a fixed rate of 4.8% per annum maturing on July 6, 2017 and a mezzanine loan of $ 20,000 bearing interest at a fixed rate of 9.5% per annum and maturing on July 6, 2017.

	Year ended December 31
	2015	2014

Revenues	$31,892	$20,544
Gross profit	15,594	10,209
Operating profit *)	88,783	59,361
Net profit *)	82,703	55,203

Share of profit from joint venture (Based on the waterfall mechanism)	37,424	29,855

*) Includes revaluation of investment properties	$72,945	$49,161

(1)	The company holds 60% of KBS SOR SREF III 110 William, LLC.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 9:	COMMITMENTS AND CONTINGENCIES
Economic Dependency

The Company is dependent on the Advisor (see note 7) for certain services that are essential to the Company, including the identification, evaluation, negotiation, origination, acquisition and disposition of investments; management of the daily operations of the Company's investment portfolio; and other general and administrative responsibilities. In the event that the Advisor is unable to provide these services, the Company will be required to obtain such services from other sources.

Environmental:

As an owner of real estate, the Company is subject to various environmental laws of federal, state and local governments. Although there can be no assurance, the Company is not aware of any environmental liability that could have a material adverse effect on its financial condition or results of operations as of December 31, 2015. However, changes in applicable environmental laws and regulations, the uses and conditions of properties in the vicinity of the Company's properties, the activities of its tenants and other environmental conditions of which the Company is unaware with respect to the properties could result in future environmental liabilities.

Legal Matters:

From time to time, the Company is a party to legal proceedings that arise in the ordinary course of its business. Management is not aware of any legal proceedings of which the outcome is probable or reasonably possible to have a material adverse effect on the Company's results of operations or financial condition, which would require accrual or disclosure of the contingency and the possible range of loss. Additionally, the Company has not recorded any loss contingencies related to legal proceedings in which the potential loss is deemed to be remote.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 10:	NON-CONTROLLING INTEREST

On December 12, 2011, the Company, through an indirect wholly owned subsidiary, was the successful bidder in a bankruptcy auction of 1,375 acres of undeveloped land in North Las Vegas, Nevada ("Park Highlands"). On December 13, 2011, the Company, through an indirect wholly owned subsidiary, entered into an agreement to form a joint venture (the "Park Highlands Joint Venture") with Crescent Bay Land Fund 2 LLC ("Crescent Bay"), Benchmark Park Highland Holdings LLC and Michael Kremerman, and on December 30, 2011, the Park Highlands Joint Venture completed the acquisition of Park Highlands. None of the joint venture partners are affiliated with the Company or the Advisor. The purchase price for Park Highlands was $21.0 million, of which the Company's portion was $10.5 million, exclusive of closing costs.

The Company owns a 50.1% equity interest in the Joint Venture. The Parent Company funded the Company's portion of the initial capital contribution to the Park Highlands Joint Venture. Crescent Bay is the managing member of the Park Highlands Joint Venture; however, its authority is limited, as the Company, as a co-managing member, must give approval for any major decisions involving the Park Highlands Joint Venture or Park Highlands. Income, losses, and distributions are allocated according to the terms as described in the joint venture agreement (the "waterfall mechanism").

The Park Highlands Joint Venture funded the acquisition of Park Highlands with funds contributed to the Park Highlands Joint Venture by its members.

Park Highlands is comprised of parcels totaling approximately 1,375 acres within a 2,675-acre, block-platted, master planned community located in North Las Vegas, Nevada. The property has entitlements, or is in the process of being entitled, for over 7,200 residential units, 120 acres of commercial and resort uses and a complement of parks and public facilities. The business plan involves strategically clarifying the existing entitlements of the master planned community, however the Company anticipates that the overwhelming majority of future value increases will come as a result of a general improvement in the local economy.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 10:	NON-CONTROLLING INTEREST (Cont.)

Summarized information about the statement of financial position and the statement of profit or loss of the Park Highlands Joint Venture (100%) (in thousands) (1):

	December 31
	2015	2014

Current assets	$378	$84
Non-current assets (investment property)	137,473	134,930
Current liabilities	246	185
Non-current liabilities	-	-

Equity	137,605	134,829

Equity attributable to equity holders of the Company (Based on the waterfall mechanism)	59,360	57,634
Equity attributable to non-controlling interests (Based on the waterfall mechanism)	78,245	77,195

	$137,605	$134,829

	Year ended December 31
	2015	2014	2013

Revenues	$32	$22	$10
Gross profit	32	12	7
Operating profit (loss) *)	3,252	(3,864)	67,599
Net profit (loss) *)	3,252	(3,864)	67,599

Share of profit (loss) from joint venture (Based on the waterfall mechanism)	1,948	(926)	27,378

*) Includes revaluation of investment properties	$3,266	$(3,854)	$67,618

1)    The company holds 50.1% of the Park Highlands Joint Venture.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 11:	SUPPLEMENTARY INFORMATION TO THE STATEMENTS OF COMPREHENSIVE INCOME

Operating, maintenance, and management fees:

	Year ended December 31
	2015	2014	2013

Utilities	$10,843	$11,055	$7,544
Repairs and maintenance	16,792	15,958	10,330
Management fees	7,792	7,082	4,557
General and administrative	2,085	1,869	1,331

Operating, maintenance, and management fees	$37,512	$35,964	$23,762

NOTE 12:	SUBSEQUENT EVENTS
The Company evaluates subsequent events up until the date the pro forma consolidated financial statements are issued.

Bond Issuance:

On March 8, 2016, the Company issued bonds (series A) in the amount of New Israeli Shekels (“NIS”) 970.2 million par value ($249.2 million as of March 9, 2016). The bonds are registered in the Tel Aviv Stock Exchange. The bonds (series A) are not linked (principal and interest) to any index.

The bonds (Series A) shall be repaid (principal) in five (5) equal annual installments on March 1st of each of the years from 2019 to 2023, such that each of the payment shall be equal to 20% of the total par value of the bonds (Series A).

The outstanding balance of the principal of the bonds (Series A) shall bear fixed annual interest at 4.25% (but subject to adjustments in the event of a change in the rating of the bonds (Series A) and/or noncompliance with financial covenants). The annual interest rate may increase by increments of 0.25% as a result of downgrades in the credit rating of the bonds (Series A) by rating agencies or by increments of 0.5% as a result of violations of certain financial covenants set forth in the deed of trust. The cumulative increase in the interest rate as a result of these events is limited and shall not exceed an aggregate of 1.75%.

The interest on the bonds (Series A) shall be paid in two semiannual installments on March 1st and September 1st starting September 1st, 2016 until March 1st, 2023.

The aggregate offering costs were approximately $ 9.7 million (approximately 38 million NIS) and the effective interest rate is approximately 5.2%.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 12:	SUBSEQUENT EVENTS (Cont.)
Concurrent with the placement of bonds, on March 8, 2016, the Operating Partnership assigned to the Company all of its interests in the subsidiaries through which the Parent Company indirectly owns all of its real estate and real estate-related investments.  The Operating Partnership owns all of the issued and outstanding equity of the Company.  As a result of these transactions, the Parent Company now holds all of its real estate and real estate-related investments indirectly through the Company.

In accordance with the deed of trust of the bonds (series A), the Company must maintain a minimum Consolidated Equity Capital of the Company (including minority interests) of $475 million.  The Company is also subject to other financial covenants such as the Ratio of Debt to CAP and a Ratio of Debt to EBITDA.

In addition, within the deed of trust, some restrictions regarding dividend distribution were determined, among other- the Company undertakes not to make any distribution unless the Consolidated Equity Capital of the Company (including minority interests) less the amount of the distribution will not be less than $ 600 million. However, the Parent Company must comply with certain dividend restriction by law, by which the Parent Company must distribute up to 100% of its taxable income in order to comply with REIT regulations.  The Company is not restricted from making distributions to the Parent Company in order to comply with such REIT regulations.

Dividend approval:

On March 28, 2016, after the balance sheet date, the Company declared a distribution of dividend in the amount of $ 6.6 million to the Owner.